Exhibit 4.11

DEED OF VARIATION AND AMENDMENT

RELATING TO

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED

MELCO INTERNATIONAL DEVELOPMENT LIMITED

PBL ASIA INVESTMENTS LIMITED

PUBLISHING AND BROADCASTING LIMITED

CROWN LIMITED

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

DATE: 27 July 2007

PARTIES

1.	MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED an international business company incorporated under the laws of the British Virgin Islands of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (MelcoSub)

2.	MELCO INTERNATIONAL DEVELOPMENT LIMITED a company incorporated under the laws of Hong Kong of 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (Melco)

3.	PBL ASIA INVESTMENTS LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (interchangeably PBLSub and CrownSub)

4.	PUBLISHING AND BROADCASTING LIMITED (ACN 009 071 167) a company incorporated under the laws of Western Australia of Level 2, 54 Park Street, Sydney NSW 2000 (PBL)

5.	CROWN LIMITED (ACN 125 709 953) a company incorporated under the laws of Victoria of 8 Whiteman St, Southbank VIC 3006 (Crown)

6.	MELCO PBL ENTERTAINMENT (MACAU) LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (Company)

(collectively, the Parties)

WHEREAS

A.	The Company was established as a joint venture between MelcoSub and PBLSub and is now listed on the NASDAQ (NASDAQ:MPEL) and engaged in the business of owning and operating gaming projects in Macau. The principles regulating the relationship between the various Parties in respect to the Company are set out in the Principal Agreement.

B.	PBL has announced on 8 May 2007 in a media release to the Australian Stock Exchange (the “Media Release”) of its intention to split its businesses into two publicly listed companies, consisting of a gaming company (Crown) and a media company (PBL to be renamed Consolidated Media Holdings) pursuant to the PBL Scheme and the Demerger Scheme (the “Transaction”), particulars of which are set out in the Media Release and the overview of the Transaction (the “Overview”) attached as Attachment B and C to this Agreement respectively.

C.	Subject to the PBL Scheme becoming effective, PBL will transfer its gaming business and assets, including but not limited to its interest in PBLSub, to Crown or a wholly owned subsidiary of Crown.

D.	The Parties have agreed to amend and restate the terms of the Principal Agreement on the terms of this deed to reflect the result of the Transaction.

THE PARTIES AGREE

1.	DEFINED TERMS AND INTERPRETATION

1.1	Definitions in the Dictionary

A term or expression starting with a capital letter which is defined in the Dictionary in Schedule 1 (Dictionary) has the meaning given to it in the Dictionary.

1.2	Interpretation

The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this deed.

2.	ACKNOWLEDGEMENT

The Continuing Members acknowledge that the Transaction contemplated by PBL and Crown may cause a change of control of the PBLSub for the purposes of the Principal Agreement and will require the consent or ratification by the Continuing Members under the terms of the Principal Agreement. The Continuing Members hereby agree to the change of control of PBLSub which will occur pursuant to the Transaction and agree to amend and restate the Principal Agreement in accordance with the terms hereof.

3.	VARIATION OF PRINCIPAL AGREEMENT

3.1	Variation

The Parties agree that the Principal Agreement shall be amended and restated with effect from the Effective Date in the manner provided in the Amended Agreement contained in Attachment A to this document on the basis that text which is struck through is deleted and text which is underlined is added to that document. For ease of reference, the Continuing Members will sign a clean copy of the Amended Agreement within 5 business days from the Effective Date.

3.2	Variations not to affect rights or obligations

Subject to clause 4, nothing in this deed affects any of the accrued rights under the Principal Agreement or the Amended Agreement.

4.	UNDERTAKING

4.1	PBL shall transfer by way of novation to Crown, as of the Effective Date, all past, present and future liabilities and obligations and undertakings of PBL under or in respect of the Principal Agreement (the “Novated Obligations”) and Crown agrees to irrevocably assume, perform and comply with the Novated Obligations on the condition that Melco, MelcoSub and the Company provide the undertaking referred to in paragraph 4.2 below (the “Novation”).

4.2	In consideration of Crown assuming the Novated Obligations, each of Melco, MelcoSub and the Company hereby consent to the Novation and irrevocably undertake that it would not make any claim against PBL as of the Effective Date for any claim, loss, liability, cost or expense in relation to the failure of PBL or PBLSub to perform an obligation under the Principal Agreement and hereby releases and discharges PBL from all past, present and future liabilities under the guarantee as contained in the Principal Agreement and discharges PBL from all undertakings contained in the Principal Agreement provided that Melco, MelcoSub and the Company can instead take action against Crown in respect of those matters.

4.3	PBL and Crown hereby represent and warrant to each of Melco, MelcoSub and the Company that the Novation (if it takes effect upon the Effective Date) is legally permitted and will comply with all relevant requirements under the applicable laws and regulations in Australia.

4.4	The Parties hereto acknowledge and agree that in case the issued shares in PBLSub are not, for whatever reasons, transferred by PBL (or its wholly owned subsidiary) to Crown (or its wholly-owned subsidiary) as contemplated under the Transaction, on or before 31 December 2007, or such later date as the Parties may agree in writing, this Deed shall terminate and cease to have any effect and in which case all terms and conditions of the Principal Agreement shall remain valid and binding on the Existing Members.

5.	GENERAL

5.1	Counterparts

This deed may be executed in any number of counterparts, each of which, when executed, is an original. Those counterparts together make one instrument.

5.2	Costs, expenses and duties

Except as expressly provided in this deed each Party must pay its own costs and expenses of negotiating, preparing and executing this deed and any other instrument executed under this deed.

5.3	Cumulative rights

Except as expressly provided in this deed, the rights of a Party under this deed are in addition to and do not exclude or limit any other rights or remedies provided by law.

5.4	Entire agreement

This deed is the entire agreement between the parties about its subject matter and replaces all previous agreements, understandings, representations and warranties about that subject matter.

5.5	Further assurances

Except as expressly provided in this deed, each Party must, at its own expense, do all things reasonably necessary to give full effect to this deed and the matters contemplated by it.

5.6	Governing law

This deed is governed by the laws of Hong Kong.

5.7	Jurisdiction

Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE 1

Dictionary

1.	DICTIONARY

In this deed:

Business Day means a day on which banks are open for business excluding Saturdays, Sundays and public holidays in Hong Kong.

Continuing Members means:

(a)	Melco Leisure and Entertainment Group Limited

(b)	Melco International Development Limited

(c)	PBL Asia Investments Limited

(d)	Crown Limited

(e)	Melco PBL Entertainment (Macau) Limited

Demerger Scheme means the proposed scheme of arrangement between Crown Limited and its shareholders under Part 5.1 of the Corporations Act (Australia) for the demerger of PBL, (to be renamed Consolidated Media Holdings Limited) and its media business from Crown as described in the Media Release and Step 3 of the Overview.

Effective Date means, provided that the approval of the Macau Government has been obtained for the transfer, the date on which all the issued shares in PBLSub are transferred by PBL (or its wholly owned subsidiary) to Crown (or its wholly owned subsidiary) pursuant to the PBL Scheme.

Existing Members means:

(a)	Melco Leisure and Entertainment Group Limited

(b)	Melco International Development Limited

(c)	PBL Asia Investments Limited

(d)	Publishing and Broadcasting Limited

(e)	Melco PBL Entertainment (Macau) Limited

Media Release means the PBL media release dated 8 May 2007 attached as Attachment B to this Agreement.

Overview means the overview setting out the key steps in the PBL Scheme and the Demerger Scheme attached as Attachment C to this Agreement.

PBL Shares means the issued share capital in PBL.

PBL Scheme means the proposed scheme of arrangement between PBL and its members under Part 5.1 of the Corporations Act for the transfer of all the ordinary shares in PBL to Crown Limited ACN 125 709 953 as described in the Media Release and Step 1 of the Overview.

Principal Agreement means the Amended and Restated Shareholders Agreement in respect of the Company and its business in Macau dated 11 December 2006.

Amended Agreement means the agreements set out in Attachment A.

Transaction means the Demerger Scheme and the PBL Scheme.

ATTACHMENT A

Amended Agreement

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AMENDED AND RESTATED

SHAREHOLDERS’ DEED

RELATING TO

MELCO PBL ENTERTAINMENT

(MACAU) LIMITED

MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED

MELCO INTERNATIONAL DEVELOPMENT LIMITED

PBL ASIA INVESTMENTS LIMITED

CROWN LIMITED

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

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CONTENTS

1.	THE DICTIONARY	- 2 -

2.	THE COMPANY	- 2 -

3.	BOARD OF DIRECTORS	- 3 -

4.	GROUP COMPANIES	- 4 -

5.	SHAREHOLDER OBLIGATIONS	- 4 -

6.	CONFIDENTIALITY	- 4 -

7.	DISPOSAL OF SHARES	- 5 -

8.	EVENTS OF DEFAULT	- 13 -

9.	EXCLUSIVITY	- 19 -

10.	JOINT VENTURES IN THE TERRITORY	- 20 -

11.	MELCO GUARANTEE, INDEMNITY AND UNDERTAKING	- 20 -

12.	CROWN GUARANTEE, INDEMNITY AND UNDERTAKING	- 23 -

13.	NOTICE FROM A REGULATORY AUTHORITY	- 25 -

14.	DISPUTE RESOLUTION	- 28 -

15.	RELATIONSHIP BETWEEN PARTIES	- 29 -

16.	POWERS OF ATTORNEY	- 29 -

17.	WARRANTIES	- 29 -

18.	TAX, COSTS AND EXPENSES	- 30 -

19.	GENERAL	- 31 -

ATTACHMENT A DICTIONARY		- 1 -

ATTACHMENT B PRINCIPLES FOR DETERMINATION OF FAIR MARKET VALUE		- 11 -

ATTACHMENT C DEED POLL		- 12 -

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DATE:

PARTIES

1.	MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED an international business company incorporated under the laws of the British Virgin Islands of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (MelcoSub)

2.	MELCO INTERNATIONAL DEVELOPMENT LIMITED a company incorporated under the laws of Hong Kong of 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (Melco)

3.	PBL ASIA INVESTMENTS LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (CrownSub)

4.	CROWN LIMITED (ACN 125 709 953) a company incorporated under the laws of Victoria of 8 Whiteman St, Southbank VIC 3006 (Crown)

5.	MELCO PBL ENTERTAINMENT (MACAU) LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (Company)

WHEREAS

(A)	The Company was established as a joint venture between MelcoSub and CrownSub and is now listed on the NASDAQ (NASDAQ:MPEL) and engaged in the business of owning and operating gaming projects in Macau, S.A.R.

(B)	Melco, Crown, MelcoSub, CrownSub and the Company now enter this Deed for the purpose of regulating the relationship between the parties hereto.

THE PARTIES AGREE

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1.	THE DICTIONARY

1.1	Dictionary

The Dictionary in Attachment A:

(a)	defines some of the capitalised terms used in this Deed; and

(b)	sets out rules of interpretation which apply to this Deed.

2.	THE COMPANY

2.1	Nature of Business

The Company is a developer, owner and operator of casino gaming and entertainment resort facilities focused exclusively on the rapidly expanding market in the Territory.

2.2	Name of Company

The Company will be known as Melco PBL Entertainment (Macau) Limited or by such other name as the Board may determine.

2.3	Term of Deed

This Deed will continue until terminated:

(a)	in accordance with this Deed; or

(b)	by written agreement among the parties; or

(c)	if a Shareholder (or the Permitted Transferees of such Shareholder) cease to hold any Shares in the Company (otherwise than by reason of a Disposal in breach of the terms of this Deed).

2.4	Exercise of Powers

Each Shareholder agrees to take all reasonable steps which are within its power and are necessary to procure that:

(a)	its voting rights as a Shareholder in the Company; and

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(b)	the voting rights of each Director nominated by it to the Board, subject to the fiduciary and legal duties of such Directors,

are exercised in a manner to ensure that the Company acts in conformity with this Deed. In addition, each Shareholder must ensure that each Director it appoints complies with this Deed and does all things necessary or desirable to give effect to this Deed.

3.	BOARD OF DIRECTORS

3.1	Number of Directors and Independent Director

Unless and until otherwise determined by the Board, the number of persons to be appointed to the Board (excluding for this purpose, alternate Directors) shall be ten, of whom four shall be independent non-executive Directors.

3.2	Appointment and Removal of Directors by Shareholders

Each of MelcoSub and CrownSub may nominate up to 3 Directors from time to time and shall vote in favour of the appointment of Directors nominated by the other to the Board and shall not vote in favour of the removal of any Director so nominated by the other unless agreed otherwise by both MelcoSub and CrownSub.

3.3	Change to Number of Directors

If the number of Directors to be appointed to the Board shall be increased, then unless otherwise agreed by both MelcoSub and CrownSub, each of MelcoSub and CrownSub shall cause the number of Directors nominated and appointed by them pursuant to clause 3.2 to increase so that not less than 60 per cent of the Directors appointed to the Board from time to time shall be nominated and appointed by the Shareholders (and between themselves, each shall nominate and appoint Directors in accordance with their respective Proportionate Share). In addition, each of MelcoSub and CrownSub shall procure that the number of Directors appointed to the Board (excluding for this purpose, alternate Directors) shall not be less than ten, unless agreed otherwise by both MelcoSub and CrownSub.

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4.	GROUP COMPANIES

4.1	Group Companies

Each of Melco, MelcoSub, Crown and CrownSub shall exercise its voting power to procure that each Group Company (other than the Company) shall act consistently and in accordance with the determinations and directions made by the Board.

5.	SHAREHOLDER OBLIGATIONS

5.1	General Obligations

Each Shareholder will:

(a)	act in good faith to the other Shareholder in any transaction relating to the Company; and

(b)	in the light of their respective interests in the share capital of Melco PBL Gaming, use all reasonable efforts to ensure and maintain their suitability in accordance with applicable laws and regulations of Macau S.A.R. and the terms of the Subconcession.

6.	CONFIDENTIALITY

None of Melco, MelcoSub, Crown and CrownSub may disclose any Confidential Information to any person, except:

(a)	as a media announcement in the form agreed between the parties;

(b)	to its officers, employees, professional advisers, auditors or consultants, to the extent that person requires the information for the purposes of performing their respective functions;

(c)	as required by the Securities Acts or other applicable law or regulatory authority (including gaming regulatory authorities), applicable Stock Exchange or the Listing Rules, after first consulting with the other parties about the form and content of the disclosure; or

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(d)	if a party is required to do so in connection with legal proceedings relating to this Deed, or relating to any agreement to which that person is a party, PROVIDED THAT, except where the legal proceedings are taken by one party against another party, each other party is first consulted, and is given a reasonable opportunity to assert any right and privilege, confidentiality, or any other right which may prevail, over that party’s duty of disclosure, and must use its best endeavours to ensure the Confidential Information (unless disclosed under clauses 6(a)-(d)) is kept confidential.

7.	DISPOSAL OF SHARES

7.1	No Disposal of Shares

(a)	Except for a transfer to a Permitted Transferee in accordance with clauses 7.1(b) and (c) below or a transfer in accordance with the provisions of clause 7.2, clause 8 or clause 13, each Shareholder must:

(i)	not create any Security Interest or agree or offer to create any Security Interest, in its Shares; and

(ii)	not Dispose or agree to Dispose of any of its Shares, or do or omit to do any act if the act or omission would have the effect of Disposing of any of its Shares except pursuant to and in the manner allowed by the further provisions of this clause 7 PROVIDED THAT no Disposal shall be made by any Shareholder if such Disposal is a Substantial Disposal, unless otherwise agreed by the Shareholders. The restrictions on Disposal and the undertakings regarding Disposal under this clause 7 shall apply between the Shareholders whether or not relevant Shares are exempted securities or restricted securities for the purposes of the 1933 Securities Act and whether or not the Disposal would be an exempted transaction for the purposes of the 1933 Securities Act or otherwise made in compliance with the provisions of the 1933 Securities Act.

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(b)	Subject to clause 7.1(c), a Shareholder may transfer all of its Shares at any time to a Permitted Transferee and the provisions of clauses 7.2 to 7.6 shall not apply to such a transfer.

(c)	It is a condition of a transfer to a Permitted Transferee (which condition shall be set out in the Deed Poll entered into by the Permitted Transferee pursuant to clause 7.8) that if the Permitted Transferee ceases to be a Wholly-Owned Subsidiary of the transferring Shareholder, Crown or Melco (as the case may be) it must transfer the Shares the subject of the transfer under clause 7.1(b) and all other Shares of such Permitted Transferee to the transferring Shareholder or another of the transferring Shareholder’s Permitted Transferees within 5 Business Days of the date of the Permitted Transferee ceasing to be a Wholly-Owned Subsidiary of the transferring Shareholder, Crown or Melco with the intent that if a Permitted Transferee ceases to be a Permitted Transferee, it is required to transfer all of its Shares. The failure of the Permitted Transferee to comply fully with this clause 7.1(c) is an Event of Default.

7.2	Disposal of Shares of 1 per cent in 3 month period

(a)	Subject to clause 7.2(b) and any “lock up” arrangements entered into with underwriters in connection with the Company’s initial public offering, provided that the Other Shareholder is given two Business Days’ prior written notice of such intended Disposal and that such Disposal is effected within five Business Days of the date of such notice (and, if applicable, such Disposal is made in accordance with Rule 144(e)(2) of the 1933 Securities Act),

(i)	a Shareholder may from time to time Dispose of Shares representing up to 1 per cent of the outstanding issued Shares of the Company when taken together with Disposals of Shares by the relevant Shareholder in the preceding 3 month period; and

(ii)	Melco or MelcoSub may Dispose of Shares (whether by distribution in specie or otherwise) on or around the time of the initial public offering of the Company’s Shares on NASDAQ, as part of an assured entitlement distribution to their respective shareholders.

(b)	Clause 7.2(a) shall not apply to permit a Disposal if:

(i)	such Disposal will result in a Material Disposal; or

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(ii)	such Disposal will, for the avoidance of doubt, result in a Substantial Disposal.

7.3	Notice of Proposed Sale

(a)	A Shareholder who wants to Dispose of any Shares (other than a transfer in accordance with clause 7.1 (b) or (c), 7.2(a) or clauses 8 or 13) shall consult with the Other Shareholder in good faith at the earliest reasonable opportunity and must only effect a Disposal by a transfer of all the legal and beneficial interest in such Shares. Further, such Shareholder shall serve a written notice (“Notice of Proposed Sale”) to the Other Shareholder of such intention to effect a Disposal specifying:

(i)	number: the number of Sale Shares proposed to be Disposed;

(ii)	price: the sale price in cash per Sale Share in US dollars;

(iii)	terms: any other financial terms which deal with the payment of money in relation to the proposed Disposal; and

(iv)	changes in shareholding: whether the proposed disposal of Sale Shares will result in a Material Disposal or a Substantial Disposal; and

(v)	option: that the Other Shareholder has an option to either (i) give a Notice to Purchase to the Seller pursuant to clause 7.4 for buying from the Seller that number of Sale Shares, on the terms set out in the Notice of Proposed Sale, or (ii) give a Tag Along Notice to the Seller pursuant to clause 7.6 for selling up to half of that number of Sale Shares to a third party buyer, as part of the proposed Disposal. The Other Shareholder shall as soon as reasonably practicable and, in any event, within the Acceptance Period exercise either option set out in this clause 7.3(a)(v).

(b)	For the purposes of this clause 7, the Acceptance Period shall be five Business Days following receipt of the Notice of Proposed Sale.

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(c)	Where the Other Shareholder has either (i) notified the Seller in writing that it would not serve a Notice to Purchase or a Tag Along Notice or (ii) failed to serve a Notice to Purchase or a Tag Along Notice within the Acceptance Period, the Seller shall be entitled to effect a Disposal PROVIDED THAT such Disposal shall be effected in accordance with clause 7.5 below and the material terms set out in the Notice of Proposed Sale within the period proposed for the proposed Disposal.

7.4	Exercise of Other Shareholder’s option to buy Sale Shares

(a)	At any time within the Acceptance Period, the Other Shareholder may give a notice (a “Notice to Purchase”) to the Seller that it wishes to buy from the Seller, on the same terms set out in the Notice of Proposed Sale, that number of Sale Shares identified in that notice, which must be all of the Sale Shares identified in that notice, except where the Seller otherwise agrees in writing.

(b)	If the Accepting Shareholder serves a Notice to Purchase in accordance with clause 7.4(a):

(i)	the Seller must sell to the Accepting Shareholder the relevant Sale Shares free of any Security Interest; and

(ii)	the Accepting Shareholder must buy the relevant Sale Shares,

on the terms set out in the Notice of Proposed Sale served under clause 7.3(a).

(c)	On service of a Notice to Purchase by the Accepting Shareholder under clause 7.4(a) the sale and purchase of the relevant Sale Shares shall take place on the day which is ten days after the date of service of the Notice of Proposed Sale (or, if that day is not a Business Day, on or before the next Business Day) when:

(i)	the Accepting Shareholder must pay the aggregate purchase price for the relevant Sale Shares in Immediately Available Funds and do all other things necessary to complete the purchase of the Sale Shares; and

(ii)	against payment of the aggregate purchase price the Seller must give the Accepting Shareholder an instrument of transfer of the relevant number of Sale Shares (free of any Security Interests) signed by the Seller together with the share certificates for the Sale Shares (or a suitable indemnity in lieu of delivery of such share certificates).

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(d)	The Company shall register the instrument of transfer referred to in clause 7.4(c) above.

(e)	If the Sale Shares are all the Seller’s holding of Shares, then immediately on the transfer of the Sale Shares, the Seller must procure that any Directors it has appointed to the Board of the Company (and to the board of any Group Companies) resign with immediate effect and without any claim on the Company or Group Company for loss of office. If the Sale Shares are not all the Seller’s holding of Shares, then the parties shall negotiate in good faith such amendments to this Deed as are, in the circumstances, fair and appropriate taking into account the Shareholders’ respective shareholding proportions following the sale.

(f)	The Seller appoints the Accepting Shareholder as its attorney in accordance with clause 16 on default by the Seller of performance of any of its obligations under this clause 7.4 and the Accepting Shareholder appoints the Seller as its attorney in accordance with clause 16 on default by it of performance of any of the Accepting Shareholder’s obligations under this clause 7.4, in each case with full power to execute, complete and deliver in the name of the Seller or Accepting Shareholder, as the case may be, all things necessary to complete the sale and purchase of Shares including, without limitation, to execute and deliver an instrument of transfer for the relevant Sale Shares and to receive and give good discharge for the aggregate purchase price for the relevant Sale Shares.

7.5	Sale Shares not purchased by Other Shareholder

(a)	If a Notice to Purchase is not received from the Other Shareholder under clause 7.4(a) to purchase all the relevant Sale Shares offered to it, then subject to clauses 7.5(b), 7.5(c), 7.5(d) and 7.6, the Seller may offer to sell (and actually sell) such number of Sale Shares to any third party buyer subject to clause 7.7.

(b)

The Seller must not sell such Sale Shares for a lower price than that specified in the Notice of Proposed Sale or otherwise on more beneficial financial terms, than set out in the Notice of Proposed Sale, except where the Seller Disposes of the Sale Shares by way of trading on NASDAQ, when the Sale Shares must not be sold on terms that are materially different from the terms of the Notice of Proposed Sale, unless agreed otherwise by the Other Shareholder. For the purposes of this clause

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7.5(b), the terms of the Disposal are deemed to be materially different if the price of each Sale Shares under the Disposal is lower than the price stated in the Notice of Proposed Sale by 15% or more.

(c)	The Seller must give a copy of any agreement (if any) with the third party buyer relating to such Sale Shares to the Other Shareholder within 3 days of signing the agreement. If the Seller does not sell such Sale Shares to a third party buyer within 20 Business Days of service of the Notice of Proposed Sale it may not sell such Sale Shares without first giving a further Notice of Proposed Sale to the Other Shareholder pursuant to clause 7.3 or complying again with the further provisions of this clause 7.

(d)	If the Accepting Shareholder defaults in paying for the relevant Sale Shares in accordance with clause 7.4(c) or is in other material default of its obligations under clause 7.4, then without prejudice to any other rights of the Seller or claims of the Seller against the Accepting Shareholder (including the Seller’s right to treat such default as an Event of Default under clause 8.1) in connection with such default, the Seller may offer to sell and actually sell such Sale Shares to any third party buyer but is not bound to do so to mitigate its loss. The provisions of clauses 7.5(b), (c), (d) and clause 7.6 shall not apply to a sale pursuant to this clause 7.5(d).

7.6	Tag Along

(a)	The Other Shareholder may give a notice (a Tag Along Notice) to the Seller within the Acceptance Period that it wishes to sell to a third party buyer that number of Sale Shares identified in that notice (which must not exceed half of the total number of Sale Shares identified in the Notice of Proposed Sale) on the same terms as to price and other financial conditions as the term of the Notice of Proposed Sale, except where the Seller otherwise agrees in writing.

(b)	If a Tag Along Notice is given, neither the Seller nor the Other Shareholder may sell any of the Sale Shares to a third party buyer unless:

(i)	the Seller sells such number of Sale Shares identified in the Notice of Proposed Sale less the number of Sale Shares the Other Shareholder proposes to sell under the Tag Along Notice on the same terms as to price and other financial conditions as the Other Shareholder is selling under the Tag Along Notice, subject to the further provisions of this clause 7.6(b);

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(ii)	where the Seller and the Other Shareholder Dispose of the Sale Shares by way of trading on NASDAQ, each of the Seller and the Other Shareholder procures that its respective Shares will not be sold on terms that are materially different from the terms of the Notice of Proposed Sale, unless agreed otherwise by the Seller and the Other Shareholder;

(iii)	where the Disposal is not made by way of trading on NASDAQ, the Seller procures that the proposed buyer purchases such number of Shares stated in the Tag Along Notice on the same terms and conditions as the third party buyer purchases any of the Sale Shares from the Seller and is on no less favourable terms as to price and other financial conditions as the terms of the Notice of Proposed Sale; and

(iv)	the sale of Shares by the Seller and by the Other Shareholder to the proposed buyer shall be inter-conditional (where applicable) and shall be effected simultaneously.

For the purposes of this clause 7.6(b), the terms of the Disposal are deemed to be materially different if the price of each Sale Share under the Disposal is higher or lower than the price stated in the Notice of Proposed Sale by 15% or more.

(c)	For the avoidance of doubt, if, in the case that the Disposal is not made by way of trading on NASDAQ, the Other Shareholder gives a Tag Along Notice and a third party buyer does not purchase Shares of such Other Shareholder in accordance with clause 7.6(b) the Seller may not sell any of the Sale Shares to the proposed third party buyer.

7.7	Consents

If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferor), then each of Crown, CrownSub, Melco, MelcoSub must use its best endeavours (which phrase will not require a party to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in this clause 7 will be extended by such period as necessary to obtain such consents (not

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to exceed 30 days in any event). The Company shall provide assistance in and cooperate on applying for such consent, as the Shareholders may reasonably require. At the expiry of such period if any required consent has not been obtained, then the transfer shall not be completed unless:

(a)	the Seller shall elect to complete the sale by a written notice delivered to the Company and transferee on or before the expiry of such period and shall deliver to each of the Company and to the Other Shareholder (including an Accepting Shareholder) a full indemnity reasonably acceptable to the Company and the Other Shareholder for any claim, loss or liability which the Company and the Other Shareholder may suffer or incur in relation to the failure to obtain a required consent for the transfer of Shares; or

(b)	the Accepting Shareholder shall elect to complete the purchase by a written notice delivered to the Company and Seller not later than the next Business Day following the expiry of such period and shall deliver to each of the Company, the Seller and any Other Shareholder, a full indemnity reasonably acceptable to the Company and the Seller for any claim, loss or liability which the Company, the Seller or such Shareholder may suffer or incur as a result of the failure to obtain a required consent for the transfer of Shares;

PROVIDED THAT in each case no transfer shall be effected if such transfer of Shares would result in a breach of any law by the transferee or the Company, a breach of the Subconcession, a breach of any arrangement with the Banking Syndicate or a transferee who is not suitable with regard to applicable laws and regulations of Macau S.A.R. and the terms of the Subconcession to hold an interest in the share capital Melco PBL Gaming or result in any adverse circumstance occurring under law affecting the Company.

7.8	Permitted Transferees to be bound

A Shareholder who transfers Shares to a Permitted Transferee, under clause 7.1(b) or (c) must ensure that, prior to completion of any transfer, the proposed transferee executes a deed poll in the form set out in Attachment C agreeing to be bound by this Deed as if named as a party and a Shareholder.

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7.9	[intentionally omitted]

8.	EVENTS OF DEFAULT

8.1	Events of Default

It is an Event of Default if:

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(a)	Material breach:

(i)	a party (other than the Company) breaches a material obligation under this Deed;

(ii)	a Shareholder (other than the Company) gives written notice of the breach to the party in default and to the Company; and

(iii)	the party (other than the Company) in default does not remedy the breach within 30 days of the date of the notice;

(b)	Insolvency event: an Insolvency Event occurs in relation to a party (other than the Company);

(c)	Disposal of Shares: there is a Disposal of Shares by a Shareholder in breach of the Memorandum and Articles or this Deed;

(d)	Permitted Transferee: a Permitted Transferee fails to comply with its obligations under clause 7.1(c);or

(e)	Change in control: unless prior approval is obtained from each of the parties (other than the Company) in writing to the proposed change:

(i)	in respect of MelcoSub or any MelcoSub Transferee to which MelcoSub has transferred Shares in accordance with clause 7.1(b), MelcoSub or the MelcoSub Transferee ceases to be a direct or indirect Wholly-Owned Subsidiary of Melco unless all the Shares are transferred to a Wholly-Owned Subsidiary of Melco in accordance with clause 7.1(c); or

(ii)	in respect of CrownSub or any CrownSub Transferee to which CrownSub has transferred Shares in accordance with clause 7.1(b), CrownSub or the CrownSub Transferee ceases to be a direct or indirect Wholly-Owned Subsidiary of Crown unless all the Shares are transferred to a Wholly-Owned Subsidiary of Crown in accordance with clause 7.1(c).

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8.2	Process on Event of Default

(a)	If an Event of Default occurs, the Non-Defaulting Shareholder may give the Defaulting Shareholder a notice (Default Notice) within 30 days of becoming aware of the Event of Default, requiring the appointment of the Independent Expert to determine the Fair Market Value of the Company in accordance with this clause 8.

(b)	A Default Notice must be given to the Defaulting Shareholder and the Company.

(c)	Within 5 Business Days after the Non-Defaulting Shareholder serves a Default Notice on the Defaulting Shareholder, the Shareholders must appoint an Independent Expert to determine the Fair Market Value of the Company (on the basis of the principles set out in Attachment B).

(d)	If the Shareholders cannot agree on the identity of the Independent Expert within the time period referred to in clause 8.2(c) above, either Shareholder may request the President of the Institute of Certified Public Accountants in Hong Kong to appoint the Independent Expert.

(e)	The Independent Expert will issue a certificate to both Shareholders specifying the Fair Market Value of the Company as soon as reasonably practicable but in any event within 30 days of its appointment (the Determination Date).

(f)	The parties must promptly provide all information and assistance reasonably requested by the Independent Expert.

(g)	The Fair Market Value per Share shall be the total aggregate amount of the Independent Expert’s valuation of the Company divided by the total aggregate number of Shares.

(h)	Any valuation by the Independent Expert is conclusive and binding on the Shareholders in the absence of manifest error. The Independent Expert is appointed as an expert, not as an arbitrator. Each Shareholder shall be entitled to make representations to the Independent Expert as to the appropriate Fair Market Value of the Company.

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(i)	The costs of the Independent Expert shall be borne by the Defaulting Shareholder.

(j)	The Defaulting Shareholder appoints the Non-Defaulting Shareholder as its attorney in accordance with clause 16 on default by it of performance of any of its obligations under this clause 8.

8.3	Put/Call Option

The Defaulting Shareholder grants to the Non-Defaulting Shareholder on the Determination Date:

(i)	a non-tradeable call option (the Call Option) exercisable for 120 days after the Determination Date to purchase all (and not some) of the Defaulting Shareholder’s Shares at a purchase price equal to 90% of the Fair Market Value of those Shares as of the Determination Date; and

(ii)	a non-tradeable put option (the Put Option) exercisable for 120 days after the Determination Date to sell all (and not some) of the Non-Defaulting Shareholder’s Shares to the Defaulting Shareholder at a purchase price equal to 110% of the Fair Market Value of those Shares, as of the Determination Date.

8.4	Transfer of Shares

(a)	Within 30 days of the exercise of the Call Option or the Put Option (as the case may be) the transferring Shareholder (the Transferor) must sell to the transferee Shareholder or its nominee (the Transferee) all of its Shares and the Transferee must purchase those Shares at the price determined under clause 8.2.

(b)	The Transferor will warrant in favour of the Transferee, such warranty to be set out in the relevant share transfer forms transferring the Shares, that the Transferor transfers to the Transferee clear and unencumbered legal title to and beneficial ownership of the Shares being transferred (the Transfer Securities), free of any Security Interests or third party rights.

(c)	The purchase price payable for the Transfer Securities is payable in Immediately Available Funds on the closing of the purchase and sale, which must take place on the day which is 15 Business Days after the date of exercise of the Call Option or the Put Option (as the case may be).

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(d)	At the closing of the purchase and sale, the Transferor must deliver to the Transferee:

(i)	the share certificates (or an appropriate indemnity in lieu of delivery of such share certificates) and executed share transfer forms for the Transfer Securities;

(ii)	a written resignation from each Director of the Company appointed by the Transferor as the Transferor’s nominees on the board of directors of any Group Companies; and

(iii)	a duly executed notice appointing the Transferee as the Transferor’s proxy in respect of the Transfer Securities until such time as those Shares are registered in the name of the Transferee.

8.5	Consents

If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferor), then each of Crown, CrownSub, Melco, MelcoSub must use its best endeavours (which phrase will not require a party to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in this clause 7 will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event). The Company shall provide assistance in and cooperate on applying for such consent, as the Shareholders may reasonably require. At the expiry of such period if any required consent has not been obtained, then the transfer shall not be completed unless the Non-Defaulting Shareholder shall elect to complete the sale by a written notice delivered to the Company and Defaulting Shareholder on or before the expiry of such period and shall deliver to each of the Company and to the Defaulting Shareholder a full indemnity reasonably acceptable to the Company and the Defaulting Shareholder for any claim, loss or liability which the Company and any Defaulting Shareholder may suffer or incur in relation to the failure to obtain a required consent for the transfer of Shares;

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PROVIDED THAT no transfer shall be effected if such transfer of Shares would result in a breach of any law by the Non-Defaulting Shareholder or the Company, a breach of the Subconcession, a breach of any arrangement with the Banking Syndicate, or the Non-Defaulting Shareholder is not suitable with regard to applicable laws and regulations of Macau S.A.R. and the terms of the Subconcession, to hold an interest in the share capital of Melco PBL Gaming or result in any material adverse circumstance occurring under law affecting the Company.

8.6	Other remedies

If a Shareholder does not give a Default Notice, it (and/or its Affiliates) may bring a claim for equitable or legal remedies as it deems appropriate. If a Shareholder does give a Default Notice and proceeds to purchase the Defaulting Shareholder’s Shares or sell its Shares to the Defaulting Shareholder then that will be its (and its Affiliates) sole remedy for the relevant Event of Default but without prejudice to such Shareholder’s rights in respect of any other Event of Default (unless taken into account in the determination of Fair Market Value).

8.7	Deed no longer applies

Once a party and its Permitted Transferees is no longer a Shareholder, that party (and its parent company guarantor) have no further rights or obligations under this Deed except under:

(a)	clause 6 (Confidentiality);

(b)	clause 18.2 (Costs and expenses); and

(c)	a right of action or claim of or against that party which arose while the party was a Shareholder (or guarantor (as the case may be)).

For the avoidance of doubt, the terms of this clause 8.7 apply to this Deed as a whole and not only to clause 8.

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9.	EXCLUSIVITY

9.1	Exclusivity

Subject to clause 9.2, each of Melco and Crown must not (and must ensure that their respective Affiliates and Major Shareholders do not), during the term of this Deed, other than through the Group, directly or indirectly carry on an Exclusive Business in the Territory or acquire or hold an Interest in any Person who carries on an Exclusive Business in the Territory.

9.2	Exceptions to Exclusivity

Notwithstanding clause 9.1, Crown and Melco and their respective Affiliates and Major Shareholders may, separate and apart from the Group:

(a)	acquire and hold (in aggregate) up to 5% of the Voting Securities in any public company (which is engaged or involved in an Exclusive Business in the Territory) the shares of which are quoted on a Stock Exchange; and

(b)	engage in any activity which would otherwise contravene clause 9.1 if it obtains the prior written consent of the other parties.

9.3	Injunctive Relief Period

The parties acknowledge that damages will not be an adequate remedy for any breach of clause 9.1 and as such, the Company, MelcoSub, Melco, CrownSub or Crown respectively are entitled to obtain an injunction against the breaching party to restrain and prevent such breach.

9.4	Cure Period

(a)	Notwithstanding clause 9.3, a breach of clause 9.1 shall not be treated as an Event of Default by Melco, or, as the case may be, Crown, for the purposes of clause 8 PROVIDED THAT the relevant matter is:

(i)	the acquisition (by purchase, merger or otherwise), of an Interest in a Person who is or whose Affiliates are, engaged or involved in an Exclusive Business in the Territory;

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(ii)	that the Exclusive Business in the Territory is not the main undertaking of that Person and its Affiliates; and

(iii)	the dominant purpose of the acquisition is not that of acquiring an Interest in an Exclusive Business, and the party in potential breach cures the breach within the time provided in clause 9.4(b).

(b)	On notification of a breach or on becoming aware of a breach of clause 9.1 which is within clause 9.4(a), Crown or, as the case may be, Melco (and, if applicable, their respective Affiliates or Major Shareholders) who has acquired an Interest in a Person carrying on an Exclusive Business in the Territory shall take steps to cure the breach by ceasing to hold an Interest in any Person carrying on an Exclusive Business in the Territory (whether by disposing of that Interest or that Person ceasing to carry on the Exclusive Business in the Territory) within 6 months of the date of notification or becoming aware of the breach.

(c)	A party shall not be entitled to make a demand under clause 11 or, as the case may be, clause 12, in respect of a breach of clause 9.1 which is within clause 9.4(a) or claim a Dispute under clause 14 in respect of such matter unless Crown or Melco, as the case may be (and, if relevant, their respective Affiliates and/or Major Shareholders) shall fail to cure the breach of clause 9.1 in the manner and timeframe specified in clause 9.4(b) above.

10.	JOINT VENTURES IN THE TERRITORY

10.1	Melco PBL Gaming

The parties agree that any gaming venture established in Macau S.A.R. shall be carried on by or through Melco PBL Gaming pursuant to the terms of the Subconcession.

11.	MELCO GUARANTEE, INDEMNITY AND UNDERTAKING

11.1	Guarantee

(a)	Melco unconditionally and irrevocably guarantees to CrownSub the performance of MelcoSub’s obligations under this Deed.

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(b)	If MelcoSub fails to perform or observe its obligations under this Deed in full and on time, Melco must immediately on demand from CrownSub perform such obligation (or procure the performance or observance by MelcoSub of its obligations) so that the same benefit shall be received by or conferred on CrownSub as it would have received or enjoyed if such obligations had been duly performed or observed by MelcoSub under this Deed.

11.2	Indemnity

Melco hereby indemnifies CrownSub against any claim, loss, liability, cost or expense which CrownSub suffers or incurs in relation to the failure of Melco or MelcoSub to perform an obligation under this Deed or the failure of Melco to cause MelcoSub to perform an obligation under this Deed.

11.3	Extent of guarantee and indemnity

This clause 11 applies and the obligations of Melco under clause 11 shall remain in full force and effect so long as Melco and MelcoSub have obligations to CrownSub or Crown and notwithstanding any act, omission, neglect or default of CrownSub or Crown or other person or any other event or matter whatsoever and, without limitation on the foregoing, shall not be impaired, discharged or effected by:

(a)	the extent of MelcoSub’s other obligations under this Deed;

(b)	an amendment of this Deed in accordance with the terms hereof or waiver or departure from these terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person;

(e)	anything which would have discharged MelcoSub (wholly or partly) or which would have afforded MelcoSub any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to MelcoSub; or

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(g)	the occurrence of any other thing which might otherwise release, discharge render void or unenforceable or otherwise affect the obligations commitments and undertaking of Melco under this Deed.

11.4	Principal and independent obligation

(a)	The guarantee under this clause 11 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or agreement which CrownSub may hold concerning any obligation of MelcoSub.

(b)	CrownSub may enforce this clause 11 against Melco:

(i)	without first having to resort to any other guarantee or Security Interest or other agreement; and

(ii)	whether or not it has first given notice, made a demand or taken steps against MelcoSub or any other person.

11.5	No competition

(a)	Subject to clause 11.5(b), Melco must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting MelcoSub until the obligations of MelcoSub under this Deed to CrownSub and Crown have been fully performed or satisfied and the guarantee has been finally discharged.

(b)	If required by CrownSub, Melco must prove in a liquidation of MelcoSub or otherwise participate in another Insolvency Event of MelcoSub for amounts owed to Melco.

(c)	Melco must hold in trust for CrownSub, amounts recovered by Melco from an Insolvency Event or under a Security Interest from MelcoSub to the extent of the unsatisfied liability of Melco under this clause 11.

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11.6	Continuing guarantee and indemnity

The guarantee under this clause 11 is a continuing obligation of Melco, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of MelcoSub under this Deed have been performed; and

(b)	the guarantee in clause 11 has been finally discharged by CrownSub.

12.	CROWN GUARANTEE, INDEMNITY AND UNDERTAKING

12.1	Guarantee

(a)	Crown unconditionally and irrevocably guarantees to MelcoSub the performance of CrownSub’s obligations under this Deed.

(b)	If CrownSub fails to perform or observe its obligations under this Deed in full and on time, Crown must immediately on demand from MelcoSub perform such obligation (or procure the performance or observance by CrownSub of its obligations) so that the same benefit shall be received by or conferred on MelcoSub as it would have received or enjoyed if such obligations had been duly performed or observed by CrownSub under this Deed.

12.2	Indemnity

Crown hereby indemnifies MelcoSub against any claim, loss, liability, cost or expense which MelcoSub suffers or incurs in relation to the failure of Crown or CrownSub to perform an obligation under this Deed or the failure of Crown to cause CrownSub to perform an obligation under this Deed.

12.3	Extent of guarantee and indemnity

This clause 12 applies and the obligations of Crown under clause 12 shall remain in full force and effect so long as Crown and CrownSub have obligations to Melco or MelcoSub and notwithstanding any act, omission, neglect or default of Melco or MelcoSub or other person or any other event or matter whatsoever and, without limitation on the foregoing, shall not be impaired discharged or effected by:

(a)	the extent of CrownSub’s other obligations under this Deed;

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(b)	an amendment of this Deed in accordance with the terms hereof or waiver or departure from those terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person;

(e)	anything which would have discharged CrownSub (wholly or partly) or which would have afforded CrownSub any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to CrownSub; or

(g)	the occurrence of any other thing which might otherwise release, discharge render void or unenforceable or otherwise affect the obligations commitments and undertaking of Crown under this Deed.

12.4	Principal and independent obligation

(a)	The guarantee under this clause 12 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or deed which MelcoSub may hold concerning any obligation of CrownSub.

(b)	MelcoSub may enforce this clause 12 against Crown:

(i)	without first having to resort to any other guarantee or Security Interest or other deed; and

(ii)	whether or not it has first given notice, made a demand or taken steps against CrownSub or any other person.

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12.5	No competition

(a)	Subject to clause 12.5(b), Crown must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting CrownSub until the obligations of CrownSub under this Deed to Melco and MelcoSub have been fully performed or satisfied and the guarantee has been finally discharged.

(b)	If required by MelcoSub, Crown must prove in a liquidation of CrownSub or otherwise participate in another Insolvency Event of CrownSub for amounts owed to Crown.

(c)	Crown must hold in trust for MelcoSub, amounts recovered by Crown from an Insolvency Event or under a Security Interest from CrownSub to the extent of the unsatisfied liability of Crown under this clause 12.

12.6	Continuing guarantee and indemnity

The guarantee under this clause 12 is a continuing obligation of Crown, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of CrownSub under this Deed have been performed; and

(b)	the guarantee in this clause 12 has been finally discharged by MelcoSub.

13.	NOTICE FROM A REGULATORY AUTHORITY

13.1	Notice to a Crown Group Company from a Regulatory Authority

In the event that:

(a)	a Regulatory Authority directs Crown, CrownSub or any other Crown Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any Melco Group Company or Affiliates or Related Parties of a Melco Group Company; or

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(ii)	any Group Company; or

(iii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any Melco Group Company or Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to Crown, CrownSub or any other Crown Group Company, which would have, or which (in the reasonable opinion of Crown) would be likely to have, a material adverse effect on any of the rights or benefits of Crown, CrownSub or any other Crown Group Company either under any of the Definitive Documents or in respect of any other business carried on by Crown in respect of which the Regulatory Authority has or purports to have authority,

(both, a Crown Regulatory Notice)

(i)	then, notwithstanding other provisions of this Deed, CrownSub may serve a Notice of Proposed Sale on the Other Shareholder. The Notice of Proposed Sale shall be in respect of all but not some only of its Shares unless the relevant Regulatory Authority requires a disposal of some only of its Shares to satisfy the Regulatory Authority or, as the case may be, to avoid a possible material adverse effect, directly or indirectly, from the Crown Regulatory Notice. Where the Regulatory Authority requires the sale of some only of the Shares, CrownSub may, at its discretion, serve a Notice of Proposed Sale in respect of all of its Shares or some only of its Shares in accordance with the requirements of the Regulatory Authority. Clause 7 shall apply to a Notice of Proposed Sale permitted under this clause 13.1 and the sale by CrownSub of its Shares in the Company and clauses 7.6 and 7.8 shall not apply to such sale.

13.2	Notice to a Melco Group Company from a Regulatory Authority

In the event that:

(a)	a Regulatory Authority directs Melco, MelcoSub or any other Melco Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any Crown Group Company or Affiliates or Related Parties of a Crown Group Company; or

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(ii)	any other Group Company; or

(iii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any Crown Group Company or Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to Melco, MelcoSub or any other Melco Group Company, which would have, or which (in the reasonable opinion of Melco) would be likely to have, a material adverse effect on any of the rights or benefits of Melco, MelcoSub or any other Melco Group Company either under any of the Definitive Documents or in respect of any other business carried on by Melco in respect of which the Regulatory Authority has or purports to have authority,

(both, a Melco Regulatory Notice)

then, notwithstanding other provisions of this Deed, MelcoSub may serve a Notice of Proposed Sale on the Other Shareholder. The Notice of Proposed Sale shall be in respect of all but not some only of MelcoSub’s Shares unless the relevant Regulatory Authority requires a disposal of some only of its Shares to satisfy the Regulatory Authority or, as the case may be, to avoid a possible material adverse effect, directly or indirectly, from the Melco Regulatory Notice. Where the Regulatory Authority requires the sale of some only of the Shares, MelcoSub may, at its discretion, serve a Notice of Proposed Sale in respect of all of its Shares, or some only of its Shares in accordance with the requirements of the Regulatory Authority. Clause 7 shall apply to a Notice of Proposed Sale as permitted under this clause 13.2 and the sale by MelcoSub of its Shares in the Company except for clauses 7.6 and 7.8 which shall not apply to such sale.

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13.3	Appointment as Attorney

MelcoSub and CrownSub respectively irrevocably appoint the other as its attorney in accordance with the provision of clause 16 on default by it of the performance of any of its obligations under this clause 13 and such appointment shall be deemed secured by a proprietary interest.

13.4	Adverse Regulatory Finding

Each party agrees that to the extent that any director or executive of such party or, as relevant, any director or executive of a Melco Group Company or of a Crown Group Company or a shareholder of such a party or such company, is subject to an adverse finding of a Regulatory Authority then the relevant party will use their best endeavours to cause the removal of such director or executive from their position or, as the case may be, to cause the disposal by such shareholder of its interests in such party or company.

14.	DISPUTE RESOLUTION

(a)	A party must not commence court proceedings about any Dispute unless it first complies with this clause 14.

(b)	A party claiming that a Dispute has arisen must notify each other party giving details of the Dispute.

(c)	Each party to the Dispute must seek to resolve the Dispute within 5 Business Days of receiving notice of the Dispute or a longer period agreed by the parties to the Dispute.

(d)	If the parties do not resolve the Dispute under and within the time period referred to in clause 14(c), the chief executive officer of each Shareholder (or a person occupying a similar senior position if such an office is not in existence at the time) must seek to resolve the Dispute for a period of up to 15 Business Days after the end of the period referred to in clause 14(c).

(e)	Nothing in this clause 14 will prejudice the right of a party to seek urgent injunctive or declaratory relief in respect of a Dispute.

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15.	RELATIONSHIP BETWEEN PARTIES

This Deed does not create a relationship of employment, agency or partnership between the parties.

16.	POWERS OF ATTORNEY

Each appointment of an attorney by a Shareholder (the Appointer) under clauses 7.4(f), 8.2(j) or 13.3 is made on the following terms:

(a)	the Appointer irrevocably appoints the other Shareholder (the Donee) as its attorney to complete and execute (under hand or under seal) such instruments for and on its behalf necessary to give effect to any of the transactions contemplated by clauses 7, 8 or 13 (as necessary), such appointment being given to secure a proprietary interest of the Donee;

(b)	the Appointer agrees to ratify and confirm whatever the Donee lawfully does, or causes to be done, under the appointment;

(c)	the Appointer agrees to indemnify the Donee against all claims, demands, costs, charges, expenses, outgoings, losses and liabilities arising in any way in connection with the lawful exercise of all or any of the Donee’s powers and authorities under that appointment; and

(d)	the Appointer agrees to deliver to the Company on demand any power of attorney, instrument of transfer or other instruments as the Company may require for the purposes of any of the transactions contemplated by clauses 7, 8 or 13.

17.	WARRANTIES

Each party severally warrants to the other parties that:

(a)	Authority: it has taken all necessary action to authorise the signing, delivery and performance of this Deed and the documents required under this Deed in accordance with their respective terms;

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(b)	Power to enter into this Deed: it has power to enter into this Deed and perform its obligations under it and can do so without the consent of any other person;

(c)	No breach: the signing and delivery of this Deed and the performance by it of its obligations under it complies with:

(i)	each applicable law and authorisation;

(ii)	its constitution or constituent documents, as applicable; and

(iii)	each Security Interest binding on it;

(d)	binding: this Deed constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(e)	no actions: there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it which may have a material adverse effect on its ability to perform its obligations under this Deed.

18.	TAX, COSTS AND EXPENSES

18.1	Tax

The Company must pay any stamp duty which arises from the execution of this Deed and each agreement or document entered into or signed under this Deed.

18.2	Costs and expenses

Each party must pay its own costs and expenses of negotiating, preparing, signing, delivering, stamping and registering this Deed and any other agreement or document entered into or signed under this Deed.

18.3	Costs of performance

A party must bear the costs and expenses of performing its obligations under this Deed, unless otherwise provided in this Deed.

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19.	GENERAL

19.1	Notices

(a)	Any notice or other communication given under this Deed including, but not limited to, a request, demand, consent or approval, to or by a party to this Deed:

(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies the other under this clause 19:

A.	if to Melco

Address:	38th Floor, The Centrium, 60 Wyndham Street, Hong Kong

Attention:	Managing Director

Facsimile:	+852 3162 3579

with a copy to the Company Secretary at the same address.

B.	if to MelcoSub

Address:	38th Floor, The Centrium, 60 Wyndham Street, Hong Kong

Attention:	Managing Director/Company Secretary

Facsimile:	+852 3162 3579

with a copy to Melco at the address set out for it in this clause.

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C.	if to the Company

Address:	Walker House, Mary Street, PO Box 908GT, George Town Grand Cayman CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+345 945 4757

with a copy to the Company marked to the attention of the ‘General Counsel’ and a copy to each of Melco and Crown at the addresses set out for them in this clause.

D.	if to CrownSub:

Address:	Walker House, Mary Street, PO Box 908GT, George Town Grand Cayman CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+345 945 4757

with a copy to Crown at the address set out for it in this clause.

E.	if to Crown:

Address:	8 Whiteman St, Southbank VIC 3006

Attention:	Company Secretary

Facsimile:	+61 3 9292 7295

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(iii)	must be signed by an authorised signatory or under the common seal of a sender which is a body corporate; and

(iv)	is deemed to be received by the addressee in accordance with clause 19.1(b).

(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received.

(i)	if sent by hand, when delivered to the addressee;

(ii)	if by post, 5 Business Days from and including the date of postage; or

(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent confirming that the facsimile has been successfully transmitted, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 19.1(b)(iii) and informs the sender that it is not legible.

(d)	In this clause a reference to an addressee includes a reference to an addressee’s Officers, agents or employees or a person reasonably believed by the sender to be an Officer, agent or employee of the addressee.

19.2	Governing law

The laws of Hong Kong govern this Deed.

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19.3	Jurisdiction

Each party irrevocably and unconditionally:

(a)	submits to the exclusive jurisdiction of the courts of, or exercising jurisdiction in, Hong Kong; and

(b)	waives any:

(i)	claim or objection based on absence of jurisdiction or inconvenient forum in respect of the jurisdiction of the Hong Kong courts; and

(ii)	immunity in relation to this Deed in any jurisdiction for any reason.

Crown and CrownSub hereby appoint Lovells of 23/F Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong (Attn: Tim Fletcher, Partner Fax number +852 2219 0222) as their agent for service of process in Hong Kong.

The Company hereby appoints Melco as its agent for service of process in Hong Kong (at the address set out in clause 19.1).

MelcoSub hereby appoints Melco as its agent for service of process in Hong Kong (at the address set out in clause 19.1).

19.4	Invalidity

(a)	If a provision of this Deed, or a right or remedy of a party under this Deed is invalid or unenforceable in a particular jurisdiction:

(i)	it is to be read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction shall not be affected.

(b)	This clause 19.4 is not limited by any other provision of this Deed in relation to severability, invalidity or unenforceability.

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19.5	Amendments and Waivers

(a)	This Deed may be amended only by a written document signed by the parties PROVIDED THAT there is no obligation to seek a party’s agreement to an amendment when that party is no longer a Shareholder.

(b)	A waiver of a provision of this Deed or a right or remedy arising under this Deed, including this clause 19.5, must be in writing and signed by the party granting the waiver.

(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.

19.6	Cumulative rights

The rights and remedies of a party under this Deed do not exclude any other right or remedy provided by law.

19.7	Payments

A payment which is required to be made under this Deed must be in cash or by bank cheque or in other immediately available funds and in US dollars.

19.8	Further assurances

Each party must do all lawful things within its power that are necessary to give full effect to this Deed and the transactions contemplated by this Deed.

19.9	Entire agreement

This Deed supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties, including, for the avoidance of doubt, the amended and restated shareholders deed dated [11 December 2006] the restated and amended shareholders deed dated 1 December 2006 between the parties which is amended, restated and superseded by this Deed as at the date hereof, the memorandum of agreement between Crown and Melco dated 5 March 2006 and the supplemental deed to that agreement dated 26 May 2006.

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19.10	Third party rights

Only the parties to this Deed have or are intended to have a right or remedy under this Deed or obtain a benefit under it.

19.11	Legal Advice

Each party acknowledges that it has received legal advice about this Deed or has had the opportunity of receiving legal advice about this Deed.

19.12	No Assignment

A party may not assign this Deed or otherwise transfer the benefit of this Deed or a right or remedy under it, without the prior written consent of the other parties.

19.13	Conflict with Memorandum and Articles of Association

(a)	As between the Shareholders and parties other than the Company, this Deed prevails if there is any inconsistency between this Deed and the Memorandum and Articles.

(b)	The Shareholders must take all necessary steps to amend a provision of the Memorandum and Articles which is inconsistent with this Deed if another party requests it to do so in writing.

19.14	Counterparts

This Deed may be executed in any number of counterparts, all of which constitute one deed.

19.15	Effective Date

This Deed shall take effect on the date when the American depository securities representing the Company’s Shares are admitted to NASDAQ for trading.

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SIGNED AS A DEED by MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED by:

Signature of Director	Signature of Director/Secretary

Name of Director (print)	Name of Director/Secretary (print)

Sealed AS A DEED by MELCO INTERNATIONAL DEVELOPMENT LIMITED by:

Signature of Director	Signature of Director/Secretary

Name of Director (print)	Name of Director/Secretary (print)

37

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SIGNED AS A DEED
by PBL ASIA INVESTMENTS LIMITED by:

Signature of Director	Signature of Director

Name of Director (print)	Name of Director (print)

SIGNED AS A DEED by CROWN LIMITED by:

Signature of Company Secretary

Signature of Director

Name of Company Secretary (print)

Name of Director(print)

38

Execution Copy

SIGNED AS A DEED
by MELCO PBL ENTERTAINMENT (MACAU) LIMITED by:

Signature of Director	Signature of Director

Name of Director (print)	Name of Director (print)

39

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ATTACHMENT A

DICTIONARY

Part 1 – Definitions

In this Deed:

Acceptance Period has the meaning given to it under clause 7.3(b).

Accepting Shareholder means a Shareholder who has offered to acquire any Sale Shares under clause 7.4(a).

Affiliate means:

(a)	in respect of MelcoSub, Melco and any Person which is directly or indirectly Controlled by Melco;

(b)	in respect of CrownSub, Crown and any Person which is directly or indirectly Controlled by Crown; and

(c)	in respect of any other Person, any further Person which is directly or indirectly Controlled by such Person.

Appointer has the meaning set out in clause 16.

Banking Syndicate means those banking syndicates which have provided, or will provide, financing to the Company or its Subsidiaries in connection with the development of the “Crown Macau” and “City of Dreams” projects.

Board means the Board of Directors of the Company from time to time.

Business Day means a day on which banks are open for business in Hong Kong and New York but, excluding a Saturday, Sunday or public holiday.

Call Option has the meaning set out in clause 8.3.

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Confidential Information means any information arising out of or in relation to the provisions of this Deed or information about the business of the Company or the Group, or about the Company or a Group Company or a party to this Deed in connection with this Deed, but excluding any information which is in the public domain otherwise than as a result of the wrongful disclosure by any party.

Control (including the terms controlled by and under common control with) means, in relation to any Person, the ability of any other Person or group of Persons, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of more than 50% of the outstanding Voting Securities of such Person, as trustee or executor, by contract or credit arrangement or otherwise.

CPH means Consolidated Press Holdings Limited of Level 3, 54 Park Street, Sydney, NSW 2000.

Crown Group Company means Crown and any entity Controlled by Crown.

Crown Regulatory Notice has the meaning set out in clause 13.1.

CrownSub Transferee means a Wholly-Owned Subsidiary of CrownSub or Crown.

Deed means, this shareholders deed entered into between the parties as of the date appearing on the first page of this deed, as restated and amended from time to time.

Default Notice has the meaning set out in clause 8.2.

Defaulting Shareholder means a Shareholder who is in default under clause 8.1 or, if the party in default is Crown, then CrownSub and if the party is default is Melco, then MelcoSub.

Definitive Document means:

(a)	this Deed; and

(b)	any other agreement between a Crown Group Company and Melco or any of its Affiliates or any Group Company.

Determination Date has the meaning set out in clause 8.2(e).

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Director means a director of the Company from time to time.

Dispose means to sell, transfer, assign, declare oneself a trustee of or part with the benefit of or otherwise dispose of any Share (or any beneficial or other interest in it or any part of it) including, without limitation, to enter into a transaction in relation to the Share (or any interest in the Share) which results in a person other than the registered holder of the Share:

(a)	acquiring or having any equitable or beneficial interest in the Share, including, without limitation, an equitable interest arising under a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other Security Interest over the Share; or

(b)	acquiring or having any right to receive directly or indirectly any dividends or other distribution or proceeds of disposal payable in respect of the Share or any right to receive an amount calculated by reference to any of them; or

(c)	acquiring or having any rights of pre-emption, first refusal or other direct or indirect control over the disposal of the Share; or

(d)	acquiring or having any rights of direct or indirect control over the exercise of any voting rights or rights to appoint Directors attaching to the Share; or

(e)	otherwise acquiring or having legal or equitable rights against the registered holder of the Share (or against a person who directly or indirectly controls the affairs of the registered holder of the Shares) which have the effect of placing the other person in substantially the same position as if the person had acquired a legal or equitable interest in the Share itself;

but excludes a transfer permitted by this Deed and excludes the creation of a Security Interest and “Disposal” shall be construed accordingly.

Dispute means any dispute concerning the interpretation of this Deed or the performance, observance exercise or enjoyment of rights and benefits and obligations arising out of this Deed.

Dollars, US$ means the lawful currency of the United States of America.

Donee has the meaning set out in clause 16.

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Event of Default has the meaning set out in clause 8.1.

Exclusive Business means a business of owning, operating or managing:

(a)	a casino; or

(b)	a gaming slots business; or

(c)	a hotel with a casino.

Fair Market Value means the value determined for the purposes of clause 8.

Government Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

Group means each of the Group Companies and any other company which is a Subsidiary of any of the Group Companies.

Group Company means the Company and any Subsidiary of the Company from time to time Hong Kong S.A.R. means the Hong Kong Special Administrative Region of The People’s Republic of China.

Immediately Available Funds means cash, bank cheque of a bank licensed in Hong Kong or electronic transfer.

Independent Expert means an independent accounting firm of international standing.

Insolvency Event means, in respect of any company, that such company has been dissolved, is unable to meet its debts as they fall due, has become insolvent or gone into liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation), entered into administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors (other than a scheme of arrangement in respect of any company that is able to meet its debts as and when they fall due and is not otherwise insolvent), any analogous or similar procedure in any jurisdiction other than Hong Kong or any form of procedure relating to insolvency or dissolution in any jurisdiction, but does not include a voluntary restructure in circumstances where the relevant company is able to meet its debts as and when they fall due and is not otherwise insolvent.

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Interest means an interest including any equity interest or synthetic equity interest.

Listing Rules means the listing rules of a Stock Exchange.

Macau S.A.R. means the Macau Special Administrative Region of The People’s Republic of China.

Major Shareholders means:

(a)	in the case of Crown, James Packer, CPH and any Person James Packer and/or CPH Controls; and

(b)	in the case of Melco, Lawrence Yau Lung Ho and any Person he Controls.

Material Disposal means a Disposal (other than a Substantial Disposal) which when aggregated with any Disposals made by the relevant Shareholder would result in such shareholder having Disposed of five per cent or more of the issued and outstanding Shares of the Company.

Melco Group Company means Melco and any entity Controlled by Melco.

Melco PBL Gaming, means “Melco PBL Gaming (Macau), Limited” in English, a company incorporated under the laws of Macau and the grantee of the Sub-concession.

Melco Regulatory Notice has the meaning set out in clause 13.2.

MelcoSub Transferee means a Wholly-Owned Subsidiary of MelcoSub or Melco.

Memorandum and Articles means the Memorandum and Articles of Association of the Company as approved by the shareholders from time to time.

Non-Defaulting Shareholder means a Shareholder who has served a Default Notice.

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Notice of Proposed Sale has the meaning given to it under clause 7.3(a).

Notice to Purchase has the meaning given to it under clause 7.4(a).

Officer means, in relation to a body corporate, a director or secretary of that body corporate.

Other Shareholder means, in relation to a Notice of Proposed Sale, the Shareholder other than the Shareholder which has issued that Notice of Proposed Sale.

Permitted Transferee means a MelcoSub Transferee or a CrownSub Transferee (as the case may be).

Person means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

Proportionate Share means, in relation to a Shareholder, at any time the proportion that the number of Shares held by that Shareholder at that time bears to the total number of Shares held by the Shareholders at that time.

Put Option has the meaning set out in clause 8.3.

Regulatory Authority means any gaming regulatory authority, whether or not in the Territory including, without limitation, the Macau S.A.R. gaming regulatory authority and the gaming regulatory authorities in Victoria (Australia), Western Australia (Australia).

Related Party means, in relation to any Person, any other Person who is a connected person of that Person within the meaning of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited.

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Sale Shares means the Shares a Seller wants to Dispose of, as specified in a Notice of Proposed Sale.

Securities means shares, units, debentures, convertible notes, options and other equity or debt securities.

Securities Acts means the 1933 Securities Act and the Securities Exchange Act of 1934 of the United States of America.

1933 Securities Act means the Securities Act of 1933 of the United States of America, and the rules and regulations made thereon as amended and supplemented from time to time.

Security Interest means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including under a bill of sale, mortgage, charge, lien, pledge, trust, encumbrance, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things.

Seller means a Shareholder who serves a Notice of Proposed Sale.

Shares means the ordinary shares in the capital of the Company of US$0.01 each, and for the avoidance of doubt, include all and any shares issued in the form of American depository securities and admitted to trading on NASDAQ.

Shareholder means each of MelcoSub and CrownSub.

Stock Exchange means the Australian Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ National Market or any other public securities market in any country.

Subconcession means the binding trilateral agreement entered into by and between the Macau S.A.R., Wynn Resorts (Macau) Limited (as concessionaire for the operation of casino games of chance and other casino games in the Macau S.A.R., under the terms of the 24th June, 2002 concession contract by and between the Macau. S.A.R. and Wynn Resorts (Macau) Limited) and Melco PBL Gaming, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau S.A.R., Wynn Resorts (Macau) Limited and Melco PBL Gaming (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau S.A.R., executed by

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Wynn Resorts (Macau) Limited and Melco PBL Gaming, to be the most significant instrument thereof,) pursuant to the terms of which Melco PBL Gaming is to exploit casino games of chance and other casino games in the Macau S.A.R. as an autonomous subconcessionaire in relation to Wynn Resorts (Macau) Limited.

Subsidiary has the same meaning as in the Section 2 of the Companies Ordinance (Chapter 32 of the laws of Hong Kong).

Substantial Disposal means a Disposal including Disposals which are part of a series of transactions, which would result in the aggregate interests of the Shareholders in the Shares being reduced to an extent that consent from the Banking Syndicate is required to effect such Disposal or that the Company and/or the Shareholders would be deemed to be in breach of the terms of any arrangements with the Banking Syndicate.

Tag Along Notice has the meaning set out in clause 7.6(a).

Territory means Macau S.A.R..

Transfer Securities has the meaning set out in clause 8.4(b).

Transferee has the meaning set out in clause 8.4(a).

Transferor has the meaning set out in clause 8.4(a).

Voting Securities means shares or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of the corporation or other legal entity, or the holding of which (or the holding of a specified number or percentage or which) gives rise to rights to appoint directors or shareholders of such a governing body.

Wholly-Owned Subsidiary means, in respect of a body corporate, a body corporate:

(a)	in which at least 99.99% of the shares and Securities and all rights to subscribe for any shares or Securities are ultimately legally and beneficially owned directly or indirectly by this first body corporate; and

(b)	which is Controlled by that first body corporate.

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Part 2 – Interpretation

(a)	In this Deed unless the context otherwise requires:

(i)	words importing the singular include the plural and vice versa;

(ii)	words which are gender neutral or gender specific include each gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(iv)	an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;

(v)	a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

(vi)	a reference to a clause, party, schedule or attachment is a reference to a clause of this Deed, and a party, schedule or attachment to, this Deed and a reference to this Deed includes a schedule and attachment to this Deed;

(vii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

(viii)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

(ix)	a reference to a party to a document includes that party’s successors and permitted assigns;

(x)	an agreement on the part of two or more persons binds them jointly and severally;

(xi)	a reference to include, includes, including and like terms is to be construed without limitation; and

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(xii)	a reference to an agreement, other than this Deed, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing.

(b)	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

(c)	Headings are for convenience only and do not affect the interpretation of this Deed.

(d)	This Deed may not be construed adversely to a party just because that party prepared the Deed.

(e)	A term or expression starting with a capital letter which is defined in this Dictionary, has the meaning given to it in this Dictionary.

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ATTACHMENT B

PRINCIPLES FOR DETERMINATION OF FAIR MARKET VALUE

The Independent Expert must determine the Fair Market Value of the Company (for the purposes of clause 8) as at the Determination Date on the following assumptions and bases:

(a)	if the Company is then carrying on business as a going concern, on the assumption that it is to continue to do so;

(b)	the Company is valued as a whole and on a stand alone basis (but including the value of any investments the Company holds in other entities) without reference to any indirect benefits a transferring Shareholder may receive from the Company other than through its shareholding;

(c)	that the Shares are capable of being transferred without restriction and have no special rights attached to them and that any transaction in relation to shares is treated on an arm’s length basis between a willing but not anxious seller and a willing but not anxious buyer;

(d)	if requested by the Non-Defaulting Shareholder, not taking into account the relevant Event of Default in relation to the Defaulting Shareholder;

(e)	without reference to any synergistic benefits which an acquirer might obtain from becoming the holder of all of the Shares;

(f)	with regard to the historical financial performance of the Company and the profit, strategic positioning, future prospects and undertaking of the business of the Company, and the trading price of the Company’s Shares as quoted on NASDAQ;

(g)	disregarding any diminution in value of the Company as a result of any transfer of Shares; and

(h)	taking into account any other matter (not inconsistent with the above) which the Independent Expert considers is appropriate.

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ATTACHMENT C

DEED POLL

Form of Deed Poll under Clause 7.1(c)

This Deed Poll is made on [DATE] by [Permitted Transferee] in favour of each party to the Shareholders Deed among [Insert parties] as amended (Deed).

[Permitted Transferee] covenants as follows:

1.	Scope

This Deed Poll relates to Clauses 7.1(c) of the Deed. Words which have a meaning in the Deed have the same meanings when used in this Deed Poll except where the contrary intention appears.

2.	Accession

[Permitted Transferee] acknowledges and agrees for the benefit of the parties to the Deed that, effective from the [date of transfer], it shall be bound by the Deed as if:

(i)	it was [Disposing Shareholder];

(ii)	references to [Disposing Shareholder] include references to it; and.

(iii)	If [Permitted Transferee] ceases to be a Wholly-Owned Subsidiary of [Disposing Shareholder], it must transfer all its Shares to [Disposing Shareholder] or a Wholly-Owned Subsidiary of [Disposing Shareholder] in accordance with clause 7.1(c) of the Deed.

3.	Deed Poll

This Deed Poll is executed as a Deed Poll. Each party to the Deed has the benefit of, and is entitled to enforce this Deed Poll, in accordance with its terms.

4.	Governing Law

(a)	This Deed is governed by the laws of Hong Kong.

(b)	[Permitted Transferee] irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of, or exercising jurisdiction in, Hong Kong, for determining any dispute concerning this Deed Poll or the transactions contemplated by this Deed Poll. [Permitted Transferee] waives any right it has to object to an action being brought in those courts including, but not limited to, claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction. [Permitted Transferee] irrevocably appoints [insert agent’s name and address in Hong Kong] as its agent to receive service of process in any legal action or proceedings related to this agreement in the courts of Hong Kong.

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EXECUTED and delivered as a Deed Poll in [insert place].

Executed for and on behalf of [Permitted Transferee] by:

Director Signature	Director/Secretary Signature

Print Name	Print Name

ATTACHMENT B

Media Release

MEDIA RELEASE

FOR IMMEDIATE RELEASE

8 May 2007

PBL ANNOUNCES SPLIT INTO SEPARATE LISTED GAMING AND MEDIA COMPANIES

SYDNEY: Publishing and Broadcasting Limited (ASX: PBL) today announced its intention to split its businesses into two publicly listed companies: a gaming company (“Crown”) and a media company (“Consolidated Media Holdings”).

PBL believes the split will better facilitate recognition of the value of the underlying assets in the group, and will create two “pure-play” companies with attractive investment characteristics:

•

Crown will own a diversified portfolio of market-leading gaming assets, including full ownership of Crown and Burswood casinos, a 41.4% stake in Melco PBL Entertainment Limited (MPEL) and investments in other international gaming assets. Its experienced management team will have significant financial flexibility to drive Crown’s continued investment in gaming assets worldwide.

•

Consolidated Media Holdings (CMH) will hold investments in a diversified portfolio of market-leading media assets including PBL Media (50%), Foxtel (25%), Fox Sports (50%), Seek (27.1%) and Ticketek (100%), with approximately 65% of earnings being generated from high-growth new media assets

UBS, financial advisers to PBL, expect Crown to hold a position in the S&P / ASX 50, and CMH a position in the S&P / ASX 100.

In addition to shares in Crown and CMH, shareholders will also receive cash of approximately A$2 billion (equivalent to $3 00 per share) as part of the restructure.

In announcing the transaction, the Executive Chairman of PBL, Mr James Packer, said:

“Over the past 12 months we have successfully recapitalised our investment in PBL Media and at the same time we have seen strong earnings growth in our new media businesses including our Pay TV Interests.”

“Having consolidated Crown’s leading position in the Australian market with the successful acquisition of Burswood in late 2004, our focus turned to leveraging our gaming expertise offshore with the Group’s significant investment in Macau, and more recent investments in the UK and North America.”

“It is now time to let these two successful businesses prosper in their own right investors will have the opportunity to invest in a strong and growing pure play media company and also in a world class gaming company.”

Commenting on the restructure, PBL Chief Executive John Alexander said:

“The gaming and media businesses have different operating characteristics and capital requirements. The Board and management believe that separating the businesses is the best way to create shareholder value through harnessing the significant growth opportunities available to each business.”

“The restructure will offer shareholders a clear choice of investment, providing each business with improved flexibility, a clear mandate, and an appropriate cost of capital. It will also provide shareholders a more direct and efficient avenue to access our exciting investments in Foxtel and FoxSports.”

Both businesses will be operated separately, each with its own Board of Directors. James Packer will become the Executive Chairman of Crown and the Deputy Chairman of CMH. John Alexander will become the Executive Chairman of CMH and the Deputy Chairman of Crown, Rowen Craigie will become the Chief Executive Officer & Managing Director of Crown, which will be based in Melbourne.

Proposed business structure post restructure

After the restructure is implemented PBL’s existing assets will be separated between Crown and CMH as set out below:

As part of the proposed restructure PBL will look to sensibly monetize its ownership interests in Hoyts and New Regency.

Implementation

The restructure is intended to be implemented through schemes of arrangement in PBL and Crown.

Standard consideration received through the schemes of arrangement will comprise one share in each of Crown and CMH plus $3.00 cash for each PBL share held.

Shareholders will be able to elect to receive a greater proportion of the consideration in cash or in shares. The actual consideration mix for those shareholders electing to receive more cash or shares will depend on the electrons of all shareholders as the total share and cash consideration will be fixed. Shareholders will hold the same number of shares in Crown and CMH after the schemes are fully implemented

Consolidated Press Holdings Limited, a 37% shareholder in PBL, has indicated an intention to elect to receive the standard consideration under the PBL Scheme. Accordingly, it will maintain its current percentage interest in both Crown and CMH.

The PBL scheme of arrangement is expected to be put to PBL shareholders for approval in August 2007. In addition to shareholder and Court approvals, the restructure is conditional on various government and regulatory approvals (both from Australia and overseas regulators), a number of waivers being granted by the ASX, a satisfactory ruling being received from the ATO, relevant third party consents or waivers being received including under PBL’s existing financial arrangements and Crown obtaining third party finance to fund the cash payments under the PBL Scheme

Further details on the proposal will be provided to shareholders in a Scheme Booklet, expected to be distributed in July 2007

PBL is being advised on the restructure by UBS, Gilbert + Tobin and Ernst & Young

-ENDS-

COPIES OF RELEASES

Copies of previous media and ASX announcements issued by PBL are available on the company website at www.pbl.com.au

ATTACHMENT C

Overview

PBL Separation

Step 1: Insertion of "Top Hat" company - Crown Limited - above PBL
Step is conditional on step 3

Public
CPH
62%
38%
Under a scheme of arrangement Crown Ltd acquires all of the shares in PBL in exchange for shares and cash
Crown Ltd
PBL
Media assets (PBL Media: Nine, ACP, ninemsn, carsales, myhome, Ticketek & Acer Arena plus Foxtel, Premier Media (Foxsports) and Seek)
Non-core wholly owned businesses (Hoyts, New Regency)
Betfair
Melco JV & MPEL
Casino assets (Crown, Burswood, Fontainebleau, etc)

Step 2: Non-media assets are transferred above PBL
Step is conditional on steps 1 and 3

Public
CPH
62%
38%
Non-media assets are aggregated into an intermediate holding company and transferred by PBL to Crown Ltd
Crown Ltd
PBL
Media assets (PBL Media: Nine, ACP, ninemsn, carsales, myhome, Ticketek & Acer Arena plus Foxtel, Premier Media (Foxsports) and Seek)
Crown Entertainment Group Holdings Pty Ltd
Non-core wholly owned businesses (Hoyts, New Regency)
Melco JV & MPEL
Casino assets (Crown, Burswood, Fontainebleau, etc)
Betfair

Step 3: Demerger of PBL to Crown Ltd shareholders
Step is conditional on steps 1 and 2

Public
CPH
62%
38%
PBL shares are demerged to shareholders
Crown Ltd
PBL
Crown Entertainment Group Holdings Pty Ltd
Media assets (PBL Media: Nine, ACP, ninemsn, carsales, myhome, Ticketek & Acer Arena plus Foxtel, Premier Media (Foxsports) and Seek)
Non-core wholly owned businesses (Hoyts, New Regency)
Melco JV & MPEL
Casino assets (Crown, Burswood, Fontainebleau, etc)
Betfair

Resulting structure

Public
CPH
62%
38%
PBL
Crown Ltd
Media assets (PBL Media: Nine, ACP, ninemsn, carsales, myhome, Ticketek & Acer Arena plus Foxtel, Premier Media (Foxsports) and Seek)
Crown Entertainment Group Holdings Pty Ltd
Non-core wholly owned businesses (Hoyts, New Regency)
Melco JV & MPEL
Betfair
Casino assets (Crown, Burswood, Fontainebleau, etc)

Execution page

Signed and delivered by Melco Leisure and Entertainment Group Limited by:

/s/ Lawrence Ho	/s/ Frank Tsui
Signature of director	Signature of director/secretary

Lawrence Ho	Frank Tsui
Name of director (print)	Name of director/secretary (print)

Signed and delivered by Melco International Development Limited by by:

/s/ Lawrence Ho	/s/ Frank Tsui
Signature of director	Signature of director/secretary

Lawrence Ho	Frank Tsui
Name of director (print)	Name of director/secretary (print)

Signed and delivered by Publishing and Broadcasting Limited by:

/s/ JOHN HENRY ALEXANDER	/s/ GUY JALLAND
Signature of director	Signature of director/secretary

JOHN HENRY ALEXANDER	GUY JALLAND
Name of director (print)	Name of director/secretary (print)

Signed and delivered by PBL Asia Investments Limited by:

/s/ GEOFFREY RAYMOND KLEEMANN	/s/ THOMAS GALLAGHER
Signature of director	Signature of director

GEOFFREY RAYMOND KLEEMANN	THOMAS GALLAGHER
Name of director (print)	Name of director (print)

Signed and delivered by Crown Limited by:

/s/ JOHN HENRY ALEXANDER	/s/ MICHAEL NEILSON
Signature of director	Signature of secretary

JOHN HENRY ALEXANDER	MICHAEL NEILSON
Name of director (print)	Name of secretary (print)

Signed and delivered by Melco PBL Entertainment (Macau) Limited by:

/s/ Lawrence Ho	/s/ JOHN HENRY ALEXANDER
Signature of director	Signature of director

Lawrence Ho	JOHN HENRY ALEXANDER
Name of director (print)	Name of director (print)